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                                                             EXHIBIT 1A(5)(a)(x)

                                FRAUD WARNINGS


COLORADO Notice to Applicants: It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance, and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado division of insurance within the department of regulatory agencies.

ARKANSAS, KENTUCKY, NEW JERSEY, OHIO, PENNSYLVANIA Notice to Applicants: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

FLORIDA Notice to Applicants: Any person who knowingly, and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

Detach Here
________________________________________________________________________________
This receipt is not valid and may not be issued unless ALL of the following conditions are met:

1. The full Initial Purchase Payment necessary to provide the coverage applied for must have been paid at the time of this Application.
2. The Proposed Insured must be age [80] or less.
3. ALL answers to Question 12 must be "No."

No representative of Sage Life is authorized to alter or waive any of these requirements. IF CONDITIONS 2 OR 3 ARE NOT SATISFIED, NO PAYMENT MAY BE ACCEPTED WITH THE APPLICATION.

                         TEMPORARY INSURANCE AGREEMENT
              SAGE LIFE ASSURANCE OF AMERICA, INC. ("SAGE LIFE")

Received from _______________________________________ on [date] ________________
the sum of _________________________dollars ($______________).

The temporary insurance provided by this Agreement is for the coverage afforded by the Initial Purchase Payment shown in question 4b. of this Application bearing the same date as this Agreement; except that the total coverage with Sage Life under this and all other receipts providing temporary insurance will not exceed $[500,000] on the Proposed Insured, regardless of the total amount(s) or number of receipts or applications.

If coverage provided by the Initial Purchase Payment is more than $[500,000] of insurance under this and/or any other Application pertaining to the Proposed Insured, Sage Life's liability will be no more than $[500,000] plus a return of Purchase Payment submitted in excess of the Purchase Payment required to provide $[500,000] of insurance coverage.

Temporary insurance for the Proposed Insured begins on the date of this Agreement, subject to the terms of the Certificate applied for in this Application. Coverage will end on the earliest of:

     1. The date the Certificate is issued. (The Certificate will replace the temporary insurance.)
     2. The date Sage Life returns the Initial Purchase Payment and mails a written notice to the Applicant that the insurance has ended for the Proposed Insured.
     3. The date a request for cancellation or withdrawal of this Application is sent to Sage Life.
     4. The date Sage Life's first offer to issue a Certificate is not accepted.
     5. The [60th] day after the date of this Agreement, unless the Agreement has been replaced earlier.

Sage Life's only liability under this Agreement is a refund of the Initial Purchase Payment if:

     1.   There is fraud or material misrepresentation in this Application.
     2.   If the Proposed Insured dies by suicide.

I have received a copy of and have read this Agreement. I understand and agree to all of its terms.

     X________________________________     X__________________________________
       Signature of Proposed Insured         Signature of Applicant if other
        (Parent/Guardian if Proposed             than Proposed Insured
         Insured under the age of 15)


     X________________________________     ___________________________________
            Signature of Agent                            Date
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                      DETACH AND GIVE TO PROPOSED INSURED
                        NOTICE OF INFORMATION PRACTICES

Thank you for your interest in insurance with Sage Life. Your application will be evaluated as promptly as possible. Since underwriting and administering your coverage will include the collection of a certain amount of personal information by Sage Life and its Agent, this notice is intended to tell you more about our information practices.

Notice of Insurance Information Practices: To issue an insurance contract we need to obtain information about you as the Proposed Insured. Some of that information will come from you and some will come from other sources. That information and any subsequent information collected by us may in certain circumstances be disclosed to third parties without your specific authorization. You have a right of access and correction with respect to the information collected about you except information that relates to a claim or civil proceeding. If you wish a more detailed explanation of our information practices, make a written request to Sage Life Assurance of America, Inc., Underwriting Department, [300 Atlantic Street, Third Floor, Stamford, Connecticut 06901].

Fair Credit Reporting Disclosure: This notice is to inform you that as part of our normal underwriting procedures in connection with an application for insurance:

1. An investigative consumer report may be made whereby information is obtained through personal interviews with your friends, neighbors or other persons with whom you are acquainted. This inquiry will include information as to character, general reputation, personal characteristics and mode of living, except as may be related directly or indirectly to your sexual orientation with respect to you, members of your family, and others having an interest in or closely connected with the insurance transaction;

2. Upon your written request, made within a reasonable time after you receive this notice, additional information as to the nature and scope of the investigation, if one is made, will be provided. Requests for additional information should be addressed to Sage Life Assurance of America, Inc., Underwriting Department, [300 Atlantic Street, Third Floor, Stamford, Connecticut 06901].

Medical Information Bureau Pre-Notice: Information regarding your insurability will be treated as confidential. Sage Life, or its reinsurer(s) may, however, make a brief report thereon to the Medical Information Bureau (the "Bureau"), a non-profit membership organization of life insurance companies, which operates an information exchange on behalf of its members. If you apply to another Bureau member company for life or health insurance coverage, or a claim for benefits is submitted to such company, the Bureau, upon request, will supply such company with the information in its file.

Upon receipt of a request from you, the Bureau will arrange disclosure of any information it may have in your file. (Medical information will be disclosed only to your attending physician.) If you question the accuracy of information in the Bureau's file, you may contact the Bureau and seek a correction in accordance with the procedures set forth in the Federal Fair Credit Reporting Act. The address of the Bureau's information office is Post Office Box 105, Essex Station, Boston, Massachusetts 02112, telephone number (617) 426-3660.

Sage Life may also release information in its file to reinsurers and to other life insurance companies to whom you may apply for life or health insurance, or to whom a claim for benefits may be submitted.